ACORN FACTOR

      Acorn Factor Announces Sale of Shares in Comverge Follow-On Offering

                  -- Received Net Proceeds of $28.4 Million --

Montchanin, Delaware, December 14, 2007 Acorn Factor, Inc. (OTC Bulletin Board:
ACFN) announced today that it has closed on the sale of a portion of its equity stake in Comverge, Inc., as part of an underwritten follow-on offering of Comverge stock by Comverge and certain selling stockholders In the follow-on offering, Acorn Factor sold 1,022,356 Comverge shares at a price to the public of $29.00 per share, including 133,351 shares sold pursuant to the underwriters' exercise of their options to purchase additional shares to cover over-allotments.

The net proceeds to Acorn Factor from the sale of the shares were $28.4 million. These net proceeds will be used to repay the loan which the Company took at the time of its purchase of SCR-Tech in November 2007, to finance possible future acquisitions in the energy intelligence sector, to prepay certain outstanding debentures and/or for general corporate purposes.

Following the closing of the offering, Acorn Factor continues to be Comverge's largest shareholder with 1,763,665 Comverge shares, representing 8.6% of Comverge's outstanding stock.

Citi and Goldman, Sachs & Co. acted as joint book-running managers of the offering. Cowen and Company, LLC and RBC Capital Markets Corporation acted as co-lead managers. Stephens Inc. and Pacific Growth Equities, LLC acted as co-managers. A copy of the final prospectus relating to the offering may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, N.Y. 11220, (718) 765-6732, fax (718) 765-6734 and Goldman, Sachs &
Co., Attn: Prospectus Dept., 85 Broad St., New York, N.Y. 10004, fax (212) 902-9316 or email at prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Acorn Factor

Acorn Factor specializes in acquiring and accelerating the growth of emerging ventures that promise improvement in the economic and environmental efficiency of the energy sector. Acorn aims to take primarily controlling positions in companies led by great entrepreneurs and add value by supporting those companies with branding, positioning, strategy and business development. Acorn Factor is a global company with equity interests in Comverge, the leading clean capacity provider of energy solutions through demand response; SCR-Tech LLC, the leading provider of catalyst regeneration technologies and services to reduce NOx emissions by fossil-fuel power plants; Paketeria AG, a German super services provider; dsIT a leader in underwater security systems for strategic coastal energy infrastructure; and Local Power, Inc., the creator of Community Choice Aggregation, a revolution in renewable power and retail markets for electricity.

Acorn Factor's shares have been approved for listing, and are expected to commence trading on, the NASDAQ Capital Market on Monday, December 17, 2007, under the current symbol "ACFN".

    CONTACT:
    Christianna Miller
    Director of Communications
    Acorn Factor, Inc.
    (302)-656-1707